PROMISSORY NOTE

$1,000,000.00	Ft. Lauderdale, Florida
July 16, 2008

Purple Beverage Company, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Jay-2 Investments, LLC, a California limited liability company (the “Holder”), in lawful money of the United States of America, the sum of One Million and 00/l00ths Dollars ($1,000,000.00), together with accrued and unpaid interest thereon, at the rate set forth below, on or before October —, 2008 (the “Maturity Date”); provided, however, that all such sums shall become due and payable upon the earlier to occur occurrence of (i) a “Financing Transaction” (as defined below) or (ii) an “Event of Default”, as defined below-, provided, further, that except upon the occurrence of a Financing Transaction, an Event of Default, or an event that, with the passage of time or the giving of notice, could become an Event of Default, the Maturity Date may be extended by the Company in writing at any time prior to the Maturity Date in its sole and absolute discretion for up to 30 days, which extension shall not constitute an Event of Default.

The unpaid principal amount of this Promissory Note shall bear interest at a rate per annum equal to eleven percent (11%) calculated on the basis of a 365-day year and the actual number of days elapsed. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note. This maker shall not have any grace period to pay any monetary amounts due under this Promissory Note. After the Maturity Date, accelerated or otherwise, and during the pendency of an Event of Default, a default interest rate of eighteen percent (18%) per annum shall apply to the amounts owed hereunder.

This Promissory Note may be prepaid in whole or in part at any time, or from time to time, without premium or penalty and without prior notice to or consent by the Holder. Amounts prepaid may not be re-borrowed.

Within two business days of the occurrence of a Financing Transaction, the Maker shall immediately tender to the Holder all sums of principal, interest, and other fees then remaining unpaid hereunder. For purposes herein, a “Financing Transaction” shall be deemed to have occurred upon the Maker receiving in cash, in one or a series of debt or equity transactions, an amount of funds not less than $2,000,000 in gross proceeds.

This Promissory Note was issued by the Maker pursuant to a Subscription Agreement (“Subscription Agreement”) dated July 16, 2008. The terms of the Subscription Agreement, including but not limited to the obligations of the Maker thereunder are incorporated herein by this reference. Upper case terms not otherwise defined herein shall have the meanings ascribed to them in this Subscription Agreement.

Upon the occurrence of an Event of Default, the Holder may make all sums of principal, interest, and other fees then remaining unpaid hereunder immediately due and payable. The occurrence with respect to the Maker of any of the following events is an “Event of Default”:

•	The Maker materially breaches any material covenant or any other term or condition of this Promissory Note or Subscription Agreement in any material respect;

•	The Securities and Exchange Commission issues a “stop trade” order in respect of the Maker’s common stock, which order remains effective for a period of not less than ten consecutive trading days;

•
The Maker’s common stock no longer constitutes an “OTCBB Eligible Security” (as that term is defined in Marketplace Rule 6530 of FINRA); provided, however, that such lack of eligibility shall not constitute an Event of Default if the Common Stock is listed or quoted on any other Principal Market;

•
The Maker shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business or such a receiver or trustee shall otherwise be appointed;

•
The Maker shall materially default under any bond, debenture, note or other evidence of indebtedness for money borrowed, under any guarantee or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any indebtedness for money borrowed by the Maker or any of its subsidiaries, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness of at least $250,000 becoming due and payable prior to the date on which it would otherwise become due and payable and shall not have been cured by the Maker or waived by the Lender,

•
Any money judgment, writ, or similar final process shall be entered or filed against the Maker or any of its property or other assets for more than $250,000 and shall remain unvacated, unbonded, or unstayed for a period of thirty (30) days;

•
Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker.

•
Any material representation or warranty of the Maker made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or the date of this Promissory Note.

•	A default by Maker under any one or more obligations in an aggregate monetary amount in excess of $350,000 after the due date thereof and any applicable cure period.

The Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and all other demands, protests, and notices in connection with the execution, delivery, performance, collection, and enforcement of this Promissory Note. If default is made in the payment of this Promissory Note, the Maker shall pay to the Holder reasonable costs of collection, including reasonable attorney’s fees.

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Maker, to: Purple Beverage Company, Inc., 450 E. Las Olas Blvd., #830, Ft. Lauderdale, Florida 33301, Attn: Theodore Farnsworth, President, facsimile: (954) 462-8758, with an additional copy by facsimile only (which shall not constitute notice) to: Bryan Cave LLP, 1900 Main Street, Suite 700, Irvine, California 92614, Attn: Randolf W. Katz, Esq., facsimile: (949) 223-7100, (ii) if to the Holder, to: Jay-2 Investments, LLC, 137 North Larchmont Boulevard, #484, Los Angeles, California 90004, facsimile: __________, with an additional copy by facsimile only (which shall not constitute notice) to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.

No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

The term “Note” and “Promissory Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Promissory Note may not be amended without the consent of the Holder.

This Promissory Note shall be binding upon the Maker and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Maker may not assign its obligations under this Promissory Note.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of California or in the federal courts located in the State of California, County of Los Angeles. Both parties and the individual signing this Agreement on behalf of the Maker agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Promissory Note is invalid or unenforceable under any applicable Statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Promissory Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Maker in any other jurisdiction to collect on the Maker’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. “This Promissory Note shall be deemed an unconditional obligation of Maker for the payment of money.”

Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[Signature on following page.]

PURPLE BEVERAGE COMPANY, INC.
a Nevada

By:	/s/ Theodore Farnsworth
Theodore Farnsworth
Chief Executive Officer